Exhibit 4.6
Description of Registrant’s Securities
The following description of registered securities of Illumina, Inc. is intended as a summary only and therefore is not a complete description. As used in this “Description of Registrant’s Securities,” the terms “Illumina,” “Company,” “we,” “our” and “us” refer to Illumina, Inc. and do not, unless the context otherwise indicates, include our subsidiaries.
Our authorized capital stock consists of 320 million shares of common stock, $0.01 par value per share, and 10 million shares of preferred stock, $0.01 par value per share. Our common stock is registered under Section 12(b) of the Exchange Act.
Common Stock
This description of our common stock is based upon, and qualified by reference to, our Amended and Restated Certificate of Incorporation (our “certificate of incorporation”), our amended and restated by-laws (our “bylaws”) and applicable provisions of Delaware corporate law (the “DGCL”). You should read our certificate of incorporation and bylaws, which are incorporated by reference as Exhibits 3.1 and 3.2, respectively, to the Annual Report on Form 10-K for the provisions that are important to you.
General
Annual Meeting. Annual meetings of our stockholders are held on the date designated in accordance with our bylaws. Written notice must be mailed to each stockholder entitled to vote not less than ten nor more than 60 days before the date of the meeting. The presence in person or by proxy of the holders of record of a majority of our issued and outstanding shares entitled to vote at such meeting constitutes a quorum for the transaction of business at meetings of the stockholders, except as otherwise provided by statute or by the certificate of incorporation. Special meetings of the stockholders may be called by the board of directors. Except as may be otherwise provided by applicable law, our certificate of incorporation or our bylaws, all matters shall be decided by a majority of the votes cast by stockholders entitled to vote thereon at a duly held meeting of stockholders at which a quorum is present. Each director shall be elected by the vote of the majority of the votes cast at any meeting for the election of directors at which a quorum is present, provided, that in a contested election, the directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at such meeting and entitled to vote on the election of directors and recommended for adoption by the board of directors.
Voting Rights. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders.
Dividends. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by the board of directors out of funds legally available for that purpose.
Liquidation and Dissolution. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding.
Other Rights. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.
Provisions of our Certificate of Incorporation and Bylaws and Delaware Law that May Have Anti-Takeover Effects
Certain provisions of our Certificate of Incorporation and Bylaws could delay the removal of incumbent directors and could make it more difficult to successfully complete a merger, tender offer, or proxy contest involving us. Our Certificate of Incorporation has provisions that give our Board the ability to issue preferred stock and determine the rights and designations of the preferred stock at any time without stockholder approval. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock. In addition, until 2022, the staggered terms of our board of directors could have the effect of delaying or deferring a change in control.
In addition, certain provisions of the Delaware General Corporation Law (DGCL), including Section 203 of the DGCL, may have the effect of delaying or preventing changes in the control or management of Illumina. Section 203 of the DGCL provides, with certain exceptions, for waiting periods applicable to business combinations with stockholders owning at least 15% and less than 85% of the voting stock (exclusive of stock held by directors, officers, and employee plans) of a company.